Exhibit 10.3

October 22, 2010

Ian Hague	Nicholas J. Aynilian
60 Broadway	381 Broadway, 2nd Floor
Apartment 11A	Westwood, NJ 07675
Brooklyn, NY 11211

Drury J.Gallagher
107 Eakins Road
Manhasset, NY 11030

Exercise of Loan Conversion Rights

Gentlemen:

On October 19, 2010, the non-interested directors decided for a variety of reasons that it was in the best interests of Global Gold Corporation to offer you the right to convert your outstanding loans to the company into shares of common stock at a conversion price of 15 cents per share, if the conversion could be done on an expedited basis.  Each of you has indicated agreement with these terms and that you would convert your loans to shares on that basis as of today. This agreement confirms those conversions and the cancellation of your loan agreements, with the exception of Ian Hague’s continuing royalty rights in the Valdivia, Chile property.

For reference, attached as Exhibit A is an excerpt from the company’s last 10-Q filing with the SEC which summarizes those loans and Ian’s royalty.  As of today, our records show that your outstanding loan amounts with interest are: Nick Aynilian- $154,030.68; Drury Gallagher - $106,350.00; and Ian Hague- $5,052,260.27.  Accordingly, the share conversions will be done on that basis.

To confirm your agreement with this transaction, please sign and return the executed version to Global Gold Corporation and thank you again.

Sincerely,

Van Z. Krikorian
Chairman and CEO

Cc: Harry Gilmore

Acknowledged and Agreed

_______________________        _________
Name:                                                   Date